SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	July 18, 2006

PUBLIC SERVICE COMPANY OF OKLAHOMA
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

0-343	73-0410895
(Commission File Number)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Public Service Company of Oklahoma (“PSO”) today announced plans to enter into a joint venture agreement with Oklahoma Gas and Electric Company (“OG&E”) to build a new 950 megawatt coal-fueled electricity generating unit at the site of OG&E’s existing Sooner plant near Red Rock, in north central Oklahoma. The pulverized coal generating unit is to be called the Red Rock Generating Facility. PSO will own 50 percent of the new unit, OG&E will own approximately 42 percent and the Oklahoma Municipal Power Authority (“OMPA”) will own approximately 8 percent. Although precise cost estimates for the new facility have not been determined, preliminary cost estimates are approximately $1.8 billion. The facility is expected to be operational in 2011.

The joint venture is the result of PSO’s December 2005 Request for Proposals (“RFP”) in which it sought proposals for new baseload generation to be online in 2011. Six proposals were received by the February, 2006 deadline. Those proposals meeting the RFP criteria were evaluated with oversight from a neutral third-party monitor. The project is contingent upon the successful completion of definitive agreements with OG&E and OMPA, as well as regulatory approvals.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PUBLIC SERVICE COMPANY OF OKLAHOMA

By:	/s/ Thomas G. Berkemeyer
Name:	Thomas G. Berkemeyer
Title:	Assistant Secretary

July 18, 2006